Exhibit 99.1

BIOGOLD FUELS ENTERS INTO A STRATEGIC DEVELOPMENT AGREEMENT
WITH ICM, INC.
FOR WASTE-TO-ENERGY PLANTS

(LOS ANGELES, CA) September 11, 2008 — BioGold Fuels Corporation (OTC Bulletin Board: BIFC) announced entry into a long-term development agreement with ICM, Inc. to engineer, design, and build BioGold’s municipal waste-to-energy plants to formalize their strategic alliance announced last month. ICM will act as BioGold’s exclusive engineering firm and general contractor for all of BioGold’s future facilities. ICM has also acquired the right to market municipal waste processing facilities to non-municipality customers, such as private industry, for which BioGold will receive an agreed upon licensing fee. Pursuant to the Agreement, BioGold has entered into a professional services agreement and will enter into a design/build agreement with ICM to design and construct BioGold’s waste-to-energy plant in Harvey County, Kansas.

BioGold previously announced its signed waste stream contract for a waste to energy facility to be built in Harvey County, Kansas. BioGold has now entered the engineering and design phase with ICM for this facility to be built next to the County’s transfer station on land leased to BioGold from the County for $1 per year. BioGold plans to finalize the design and begin construction of this facility within 6 months which will begin taking in municipal solid waste, then adding tires and many other forms of municipal waste.

“We are excited to be jointly developing a fully engineered and fully-integrated commercial plant that will harvest the energy value of municipal solid waste, tires, and all forms of waste created by municipalities and other producers,” said BioGold’s CEO, Steve Racoosin. “We will work together to create world class facilities that reduce the amount of waste ending up in landfills, including our facility in Harvey County. ICM brings the resources necessary for BioGold to build multiple plants at one time and the expertise in alternative fuels to make BioGold vision of using all waste for fuel a reality on a global scale.”

Dave Vander Griend, ICM President and CEO said, “We welcome the opportunity to assist BioGold in taking its process technology and turning it into a viable state-of-the-art commercial facility. The technology will create energy from domestically discarded waste streams, and we’re thrilled this will take place down the road from us in Harvey County. Our new business relationship with BioGold utilizes our core strength in commercializing alternative energy technology and is consistent with our philosophies of promoting a stronger economy, a cleaner environment, and reducing our country’s reliance on foreign energy sources.”

About BioGold Fuels™ Corporation

BioGold Fuels™ Corporation is seeking to develop, acquire, license and commercialize patented and proprietary technologies that its management believes will allow a significant amount of municipal solid waste to be recycled into electricity, synthetic diesel fuel and other renewable fuels to address the multi-billion dollar renewable fuels market in the United States and the world. A major component of MSW is paper-based material, hydrocarbon-based material, and other high-energy value feedstocks. BioGold’s multi-fuel processing facilities will take all forms of waste into one facility, while providing a green source of renewable fuels.

About ICM, Inc.

Headquartered in Colwich, Kan., ICM, Inc., engineers, builds, and supports renewable fuels plants around the world. ICM was founded in 1995 by Dave Vander Griend and a small team of talented engineers and skilled craftsmen who shared the core belief that, in the ethanol industry, things could be done more efficiently, safer, and with greater returns. Backed by the strength of hundreds of employees, ICM is focused on sustaining agriculture through innovation. ICM’s technology is behind more than 4.3 billion gallons of ethanol production annually, about half of the existing U.S. production capacity. Additionally, ICM has spurred the development of an extensive R&D department. Continuously testing and retesting to refine process efficiencies, their top scientists are also exploring an economically-feasible cellulose-based ethanol production process.

For more information on ICM, Inc., please visit www.icminc.com

Safe Harbor Statement

The contents of this press release are presented as a general overview of BioGold Fuels. This release is intended only to contain general information regarding BioGold Fuels and its business and does not purport to provide complete disclosure or analysis of all matters that may be relevant to a decision to invest in BioGold Fuels. In addition, certain matters discussed in this release may constitute ‘forward-looking statements.’ Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond BioGold Fuels’ ability to control or predict, including, but not limited to, risks and uncertainties outlined in BioGold Fuels’ periodic reports filed with the Securities and Exchange Commission.

SOURCE: BioGold Fuels™ Corporation

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